UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. )

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HAMPDEN BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

MHC MUTUAL CONVERSION FUND, L.P.

CLOVER PARTNERS, L.P.

CLOVER INVESTMENTS, L.L.C.

MICHAEL C. MEWHINNEY

JOHNNY GUERRY

GAROLD R. BASE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HAMPDEN BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

NOVEMBER 4, 2014

PROXY STATEMENT OF
MHC MUTUAL CONVERSION FUND, L.P.

IN OPPOSITION TO

THE BOARD OF DIRECTORS OF HAMPDEN BANCORP, INC.

WHY YOU WERE SENT THIS PROXY STATEMENT

MHC Mutual Conversion Fund, L.P. (sometimes referred to herein as “we,” “us,” “our” and variants of those words) is seeking your support to elect Messrs. Johnny Guerry and Garold R. Base to the board of directors of Hampden Bancorp, Inc. (“Hampden Bancorp” or the “Company”), in opposition to the candidates nominated by the incumbent board of directors of Hampden Bancorp. Our principals are identified below under the heading “Certain Information Regarding the Participants.” This proxy statement and form of proxy are first being mailed to stockholders on or about October 3, 2014.

We are taking this action for the reasons noted in this proxy statement, including our disappointment with the Company’s financial results and management, with the intent to influence the policies of Hampden Bancorp and assert stockholder rights, with a goal of maximizing the value of the Company for all of its stockholders. Since Hampden Bancorp’s public offering in January of 2007, stockholders have waited for the Company’s management team to increase shareholder value. This has not happened. In fact, prior to our initial Schedule 13D filing (filed on October 17, 2012, in which we called for Hampden Bancorp to pursue strategic alternatives), the Company’s share price had increased a paltry 1.6% from the closing price on its first day of trading.

Specifically, we are seeking board representation due to three major concerns. First, we believe management’s interests are misaligned with shareholders’ interests, as evidenced by the lack of insider buying activity. Second, Hampden Bancorp’s significant excess capital cannot be prudently deployed in a timely manner. Therefore, the Company’s operational performance will not increase to a level which would warrant share price appreciation. Third, as competitors in the market consolidate and team with larger stronger institutions, Hampden Bancorp’s relevance as a viable partner will diminish. Over the past year United Bancorp, Inc. (which was headquartered in Springfield, MA) partnered with Rockville Financial in a merger of equals creating a larger more profitable institution. We want to work to ensure these concerns are addressed in a manner beneficial to all shareholders, and encourage you to vote for change on the board.

THIS CONTEST COULD HAVE BEEN AVOIDED. In addition to the proxy contest’s expense last year, we believe management and the board are needlessly wasting shareholder funds on yet another contested election. Throughout the entire summer, we worked in good faith and earnestly to find a reasonable accord to avoid this contest. Unfortunately, after multiple conversations and traveling for a face to face meeting, management and the board rejected our candidates, apparently for no other reason than the fact they are from Texas, overlooking our many qualifications to serve on the board, as described under the heading “Independence and Qualifications of our Directors.” This left us in a position where we felt we needed to pursue board seats in order to help ensure the interests of shareholders are protected.

The Company would have shareholders believe that recent share price gains are predicated on the bank’s operational performance. As evidenced in the chart below, the bank’s share price consistently responds favorably to our involvement. To be sure, after advancing almost 40% after our initial 13-D filing, the bank’s shares fell approximately 9% after our 2013 campaign was unsuccessful. Most recently, the price of the bank’s shares has increased since we made our nominations to the board of directors for the 2014 election.

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We are seeking board representation because we believe now is the proper time for the Company’s board of directors to explore all of the strategic alternatives available to Hampden Bancorp, including the potential sale of the Company. We believe that the longer the Company delays pursuing such an alternative, if the Company were to determine that was in the best interests of stockholders, the greater the chance of a failure for stockholders to receive a meaningful premium for their shares, for the reasons noted in this proxy statement.

Consistent with our investment purpose, we have engaged and will continue to engage with the Company’s officers, board of directors and its representatives regarding the Company’s business, management, operations, assets, capitalization, financial condition, governance, strategy and future plans.

We have owned a position in the common stock, par value $.01 per share (“Common Stock”), of Hampden Bancorp since May 2011. Currently, we, along with our affiliates, collectively own approximately 9.1% of the Common Stock. Our investment strategy is to acquire significant stakes in undervalued and/or underperforming banks, and when necessary, seek board representation on such banks to advocate for improvements in financial performance and corporate governance, for the benefit of ALL stockholders. We believe that our nominees to Hampden Bancorp’s board of directors are highly qualified (as discussed below) and will add a fresh perspective to the current board. We urge you to read their biographies contained herein and make your own decision.

This proxy statement and the accompanying WHITE proxy card are being furnished to the Company’s stockholders in connection with our solicitation of proxies to elect Messrs. Guerry and Base. Since there are three directors up for re-election, we are “rounding out” our slate of two candidates, thereby providing stockholders the opportunity to also vote for one of the Hampden Bancorp nominees, other than Mary Ellen Scott and Stanley Kowalski, Jr., who we are not supporting. Additional voting instructions are contained herein.

MEETING DETAILS AND PROXY MATERIALS

We are soliciting proxies to be used at the 2014 Annual Meeting of Stockholders of Hampden Bancorp, including any adjournments or postponements thereof and any meeting which may be called in lieu thereof (the “Annual Meeting”). The Annual Meeting will be held at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, Massachusetts 01144, on November 4, 2014 at 10:00 a.m., Eastern Time. The principal executive offices of the Company are located at 19 Harrison Ave., Springfield, Massachusetts 01102. At the Annual Meeting, the stockholders of Hampden Bancorp are being asked to consider and vote upon (1) the election of three Class III directors to the board to serve until the 2017 annual meeting of stockholders, (2) the ratification of the appointment of Wolf & Company, P.C., as Hampden Bancorp’s independent registered public accounting firm for the fiscal year ending June 30, 2015, (3) the approval by an advisory vote of the compensation of the Company’s named executive officers and (4) any other matters that may properly come before the Annual Meeting or any adjournments or postponements thereof.

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Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 4, 2014.  This proxy statement and the accompanying form of WHITE proxy card are available at http://viewproxy.com/HampdenBancorp/MHCMutualConversionFundLP/2014/.

IT IS IMPORTANT THAT YOU RETURN YOUR PROXY PROMPTLY. IF YOU ARE A RECORD HOLDER, PLEASE SIGN AND DATE YOUR WHITE PROXY CARD PROMPTLY AND RETURN IT IN THE ENCLOSED ENVELOPE TO AVOID UNNECESSARY EXPENSE AND DELAY. NO POSTAGE IS NECESSARY. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT THEM TO VOTE THE WHITE PROXY CARD ON YOUR BEHALF (Your broker, nominee, fiduciary or other custodian may permit you to vote VIA the Internet or by telephone).

If you have any questions, require any assistance, or would like to request copies of these documents, please contact Alliance Advisors LLC, proxy solicitors for MHC Mutual Conversion Fund, L.P., at the following address and telephone number:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll Free: 1-877-777-5216

Banks and Brokers Call Collect: 973-873-7700

Please also feel free to call or email MHC Mutual Conversion Fund, L.P. at the following

Johnny Guerry

Clover Partners LP

100 Crescent Court Suite 575

Dallas, Texas 75201

(214) 273 5200

(214) 273 5199 (fax)

JGuerry@cloverpartners.com

WE ARE SEEKING TWO BOARD SEATS

FOR THE FOLLOWING REASONS

We are seeking stockholder support to elect Messrs. Johnny Guerry and Garold R. Base as directors of the board, in opposition to the candidates nominated by the board of directors of Hampden Bancorp. We intend to influence the policies of Hampden Bancorp and assert stockholder rights, with a goal of maximizing the value of the Company for all of its stockholders.

Since Hampden Bancorp’s public offering in January of 2007, stockholders have waited for the Company’s management team to increase shareholder value. This has not happened. In fact, prior to our initial Schedule 13D filing (filed on October 17, 2012, in which we called for Hampden Bancorp to pursue strategic alternatives), the Company’s share price had increased a paltry 1.6%, from the closing price on its first day of trading.

Specifically, we are seeking board representation due to three major concerns. First, we believe management’s interests are misaligned with shareholders’ interests, as evidenced by the lack of insider buying activity. Second, Hampden’s significant excess capital cannot be prudently deployed in a timely manner. Therefore, the Company’s operational performance will not increase to a level which would warrant share price appreciation. Third, as competitors in the market consolidate and team with larger stronger institutions, Hampden’s relevance as a viable partner will diminish. Over the past year United Bancorp, Inc. (which was headquartered in Springfield, MA) partnered with Rockville Financial in a merger of equals creating a larger more profitable institution. We want to work to ensure these concerns are addressed in a manner beneficial to all shareholders, and encourage you to vote for change on the board.

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The Company would have shareholders believe that recent share price gains are predicated on the bank’s operational performance. As evidenced in the chart below, the bank’s share price consistently responds favorably to our involvement. To be sure, after advancing almost 40% after our initial 13-D filing, the bank’s shares fell approximately 9% after our 2013 campaign was unsuccessful. Most recently, the price of the bank’s shares has increased since we made our nominations to the board of directors for the 2014 election.

Management and the Board are MISALIGNED with Shareholders

As we pointed out last year, from 2008-October of 2013, there had been 63 insider transactions. Of the 63, only 3 have been insider purchases, while there have been 60 sales. Furthermore, the dollar value of those purchases totaled $17,025, while the dollar value of the sales totaled $1,351,288 (see chart below).

Insider Transactions Since 2008	Number of Transactions	Dollar Value	% of Total Dollar Value
Buys	3	$17,025	1%
Sells	60	$1,351,288	99%
Total	63	$1,368,313	100%

Source: SNL Financial

After penning multiple fight letters last year, espousing grandiose operational achievements and opportunities, you might expect insiders to have been active purchasers of the Company’s stock upon winning last year’s election. Referencing the graph reflecting the share price, you might surmise that the shares would have been a compelling purchase for managerment after declining almost 10% after the election. However, as shown in the chart below, insiders responded to their victory by selling approximately $359,000 of stock and options over 11 transactions with only one purchase for $20,000. After spending almost $300,000 of shareholders’ money on the proxy contest last year, why haven’t insiders purchased stock with their own money? It appears insiders may not believe the operational improvements that they so emphatically sold shareholders on last year will actually translate into share price appreciation.

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Insider Transactions Since 2013 Election	Number of Transactions	Dollar Value	% of Total Dollar Value
Buys	1	$20,311	5%
Sells	11	$358,656	95%
Total	12	$378,967	100%

Source: SNL Financial

While insiders have continued to sell shares post the 2013 election, we have been actively acquiring shares, and we believe this aligns our interests with those of other shareholders. Since the 2013 election, we have acquired over 50,000 shares, bringing our total to 9.1% of the Company’s shares.

Limited Growth Opportunities and Inability to Create Shareholder Value

Our research shows that the greater Springfield market, the Company’s core market, is mature and does not have the demographic trends that would support a growth initiative. By management’s own admission, the market is growing in the low single digits. The chart below shows the employment level for the Springfield market. As you can see, local employment is currently at decade lows. This anemic growth rate is further complicated by the level of competition from other banks in the area. We fear the Springfield market is too small and has too many banks, which is why we believe it is imperative for the Company’s board of directors to explore all of the strategic alternatives available to Hampden Bancorp, which may include selling the Company to a stronger competitor (if the board were to determine this was in the best interests of the Company’s stockholders).

Source: U.S. Bureau of Labor Statistics

We believe that the Springfield banking market is in great need of consolidation (namely, mergers). Therein lies the potential opportunity for Hampden Bancorp’s stockholders. Many of the larger and stronger competitors trade at considerably higher multiples of tangible book value than Hampden Bancorp. Those companies should be able to utilize this currency in an acquisition of another company, like Hampden Bancorp (if this were the case, it could result in a substantial premium to Hampden Bancorp’s stockholders). Applying the multiple obtained from calculating United Financial’s terminal price to tangible book value to Hampden Bancorp suggests a sale price in excess of $20.

We fear that Hampden Bancorp’s stand-alone operations and initiatives will never create the value that could be achieved by another strategic alternative, such as merging Hampden Bancorp with a stronger competitor. We have extensively modeled Hampden’s stand-alone growth trajectory using generous assumptions, and cannot find a scenario in which the bank could deploy their excess capital in less than 12-15 years. We also believe that there are a limited number of strategic buyers in the region, but their appetite for acquiring banks such as Hampden Bancorp are not unlimited. At some point, the likely strategic buyers may consummate transactions with other banks, and upon reaching a certain asset size or concentration level, their willingness to pay a meaningful premium for Hampden Bancorp could be greatly compromised. We have already witnessed United Financial’s deal with Rockville and believe further consolidation is likely, and Hampden’s strategic value could be compromised as a result.

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For these reasons, we are seeking to nominate Messrs. Guerry and Base to the Company’s board of directors to assert stockholder rights and advocate for the maximization of stockholder value.

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If you share our concerns and views about Hampden Bancorp, please vote for Johnny Guerry and Garold R. Base on our WHITE proxy card.

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IF YOU ARE A stockholder OF RECORD YOU MAY VOTE BY markING your vote on the WHITE proxy card we have enclosed, signING and datING it, and mailING it in the postage-paid envelope we have provided.

If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone.

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BACKGROUND OF THE SOLICITATION

The following is a chronology of events leading up to this proxy solicitation

•	We began acquiring the Common Stock in May 2011.

•	On August 22, 2012, we filed our initial Schedule 13D with the Securities and Exchange Commission (the “SEC”), which disclosed beneficial ownership of 6.0% of Hampden Bancorp. We stated that we acquired the Common Stock for investment purposes, and that, consistent with such purpose, we intended to engage in communications with one or more officers, directors, representatives, stockholders of the Company and other relevant parties concerning the business, management, operations, assets, capitalization, financial condition, governance, strategy and future plans of the Company, and that we may recommend one or more ideas that, if effectuated, would result in the acquisition or disposition of securities of the Company, an extraordinary transaction, a sale of assets of the Company, delisting the Company, or a change in the Company’s the board of directors, management, the capitalization or dividend policy, business or corporate structure, charter or bylaws.

•	In late August 2012, we held a conference call with Hampden Bancorp’s management team to discuss the operational performance and strategic direction for the Company.

•	On October 17, 2012, we filed an amendment to our Schedule 13D, which disclosed beneficial ownership of 6.2% of Hampden Bancorp. Pursuant to that amendment, we disclosed a letter we sent to Hampden Bancorp’s board of directors. In that letter, we stated that we believed it was in the best interest of Hampden Bancorp’s stockholders to sell the Company to a strategic buyer. We described why we believed this to be in the best interest of the Company’s stockholders for substantially the same reasons set forth above under the heading “We Are Seeking Two Board Seats for the Following Reasons.”

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•	From November 2012 – March 2013, we had numerous discussions with Hampden Bancorp’s management team, both in person and via conference call, to discuss the operational performance and strategic direction for the Company.

•	On May 1, 2013, we filed another amendment to our Schedule 13D, which disclosed beneficial ownership of 6.5% of Hampden Bancorp. In that amendment, we also disclosed our intent to nominate Messrs. Guerry and Base for election to Hampden Bancorp’s board of directors.

•	On August 12, 2013, Hampden Bancorp filed a Form 8-K, which disclosed our intention to submit a proposal to the Company’s stockholders at the Annual Meeting. Our proposal recommends that the Company’s board of directors take the necessary steps to enhance stockholder value through an extraordinary transaction including, but not limited to, selling or merging the Company with another institution.

•	November 5, 2013, shareholder meeting (our nominees were not elected).

•	During 2014 and especially throughout the summer, we communicated with management and Hampden’s board to understand how the strategic analysis was progressing. Following poor disclosure around the strategic analysis, we began working earnestly to find an accord with the board and management to avoid another contest. Unfortunately, after multiple conversations and traveling for a face to face meeting, management and the board rejected our candidates, apparently for no other reason than the fact they are from Texas, overlooking our many qualifications to serve on the board, as described under the heading “Independence and Qualifications of our Directors.” This left us in a position where we felt we needed to pursue board seats in order to help ensure the interests of shareholders are protected.

OUR NOMINEES

Hampden Bancorp’s board of directors currently consists of ten members. At the Annual Meeting, we will seek to elect Messrs. Guerry and Base to fill two of the three open seats, in opposition to the candidates nominated by the Company’s incumbent board of directors. The election of Messrs. Guerry and Base requires the affirmative vote of a plurality of the votes cast, which means that they will be elected if they are each one of the three nominees receiving the highest number of affirmative votes cast at the Annual Meeting. If elected, each of Messrs. Guerry and Base would be entitled to serve a three-year term ending in 2017.

In our opinion, the Company would benefit from fresh perspectives, fresh ideas, fresh viewpoints and new energy as it seeks to confront the current challenges and the challenges that lie ahead. Our nominees will act to have the Company conduct a meaningful review of its operational and strategic plans to ensure that the enhancement of stockholder value is one of the Company’s ultimate objectives. Other than the plans discussed above, we do not have any specific plans at this time, as we do not have access to the information necessary to formulate meaningful plans for the Company. If elected, our nominees will be able to work with the Company to formulate specific goals and plans to maximize the value of the Company for all of its stockholders.

INDEPENDENCE AND QUALIFICATIONS OF OUR DIRECTORS

We believe that our nominees would be deemed “independent” under the NASDAQ Marketplace Rules. We also believe that Mr. Base would qualify as an “audit committee financial expert,” as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K.

Mr. Guerry’s financial background and his extensive knowledge of the banking industry qualify him to serve on the Company’s board of directors. Specifically, his extensive experience with, and understanding of, financial issues will allow him to provide the board with valuable recommendations and ideas. In addition, Mr. Guerry’s extensive knowledge of the banking industry makes him valuable as a source of information, and will allow him to provide useful insight and advice.

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Mr. Base’s financial and accounting background, his extensive knowledge of the banking industry and his experience as a Chief Executive Officer of financial institutions qualify him to serve on the Company’s board of directors. Specifically, his extensive experience with, and understanding of, financial and accounting issues will allow him to provide the board with valuable recommendations and ideas.

Furthermore, service as an effective director requires certain personal qualities, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that are presented so that the director may exercise judgment and reach conclusions in fulfilling his duties and fiduciary obligations. We believe that the background and experience of Messrs. Guerry and Base background and expertise, as set forth below, demonstrates those abilities and are appropriate to their serving on the Company’s board of directors.

MR. JOHNNY GUERRY

Mr. Guerry, age 32, joined Clover Partners, L.P. in 2004, and was named a partner of the firm in 2007. Mr. Guerry is the portfolio manager of MHC Mutual Conversion Fund, L.P., which primarily invests in small community banks. Mr. Guerry has managed the fund since its inception in 2007. Under his management, the fund has advanced approximately 105% while the SNL thrift index has declined approximately 54% during that same time period. Mr. Guerry regularly collaborates with bank management teams to advise on their strategic direction and suggest ways to improve operational performance. During his career, Mr. Guerry has marketed the MHC Fund and raised approximately $350 million in capital.

Mr. Guerry is a graduate of the Southern Methodist University’s Business Honors Program, where he graduated Summa Cum Laude. He is also a member of the Beta Gamma Sigma Business Honors Society. Beta Gamma Sigma is the highest national recognition a student in business can achieve.

Mr. Guerry is the beneficial owner of 513,183 shares. He has consented to being named in this proxy and to serve, if elected.

MR. GAROLD R. BASE

Mr. Base, age 66, has owned and operated his own consulting practice under the name Base & Associates since January 2012. Prior to that time, he served as the President and Chief Executive Officer of ViewPoint Financial Group, Inc., a publicly traded bank holding company, and ViewPoint Bank (including its predecessor entities) from 1987-2011. Mr. Base served as a charter member of the Federal Reserve Bank’s Community Depository Institutions Advisory Council, the Office of Thrift Supervision’s Mutual Savings Association Advisory Committee, Trustee of the School District, Member of the Federal Reserve Advisory Board, Chairman of the Chamber of Commerce and Chairman of a State Commission for 10 years. During his tenure with ViewPoint Bank, Mr. Base oversaw the bank’s growth from two locations and $179 million in assets to the $4 billion community bank that it is today. Mr. Base’s over 40 years of executive management experience in financial institutions position him well to serve as a director. We believe that Mr. Base would qualify as an “audit committee financial expert,” as that term is defined by the SEC in Item 407(d)(5) of Regulation S-K. He completed his education at the Univ. of Arkansas, Stanford Graduate School of Business and Rice University. Currently he is the managing partner of Base & Associates which provided services to banks and credit unions across the U.S.

Mr. Base is the beneficial owner of 2,652 shares. He has consented to being named in this proxy and to serve, if elected.

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We note that there can be no assurances that Messrs. Guerry and Base, if elected, will be successful in persuading other members of the board to adopt any of their suggestions, as Messrs. Guerry and Base, as only two of ten members, would hold a minority position.

We expect that our nominees will be able to stand for election but in the event that one or both are unable to serve or for good cause will not serve, the shares represented by the enclosed WHITE proxy card will be voted for a substitute nominee (or nominees, as the case may be), to the extent this is not prohibited under the Company’s charter documents and applicable law. In addition, we reserve the right to solicit proxies for the election of such substitute nominee(s) if the Company makes or announces any changes to its charter documents or takes or announces any other action that has, or, if consummated, would have, the effect of disqualifying our nominees, to the extent this is not prohibited under the Company’s charter documents and applicable law. In any such case, shares represented by the enclosed WHITE proxy card will be voted for such substitute nominee(s). We reserve the right to nominate additional persons, to the extent this is not prohibited under the Company’s charter documents and applicable law, if the Company increases the size of its board above its existing size or increases the number of directors whose terms expire at the Annual Meeting.

WHO CAN VOTE AT THE ANNUAL MEETING

The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 19, 2014 (the “Record Date”). Stockholders of the Company as of the Record Date are entitled to one vote at the Annual Meeting for each share of Common Stock held on the Record Date. It is anticipated that the proxy statement that will be filed by the Company will state the number of shares issued and outstanding on the Record Date.

HOW TO VOTE BY PROXY

To elect our nominees to the board, if you are a record holder (namely, you own your Hampden Bancorp stock in certificate form), you can vote by marking your vote on the WHITE proxy card we have enclosed, signing and dating it, and mailing it in the postage-paid envelope we have provided. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone. Whether you plan to attend the Annual Meeting or not, we urge you to vote your shares now. Please contact our proxy solicitor Alliance Advisors LLC at (877) 777-5216 if you require assistance in voting your shares. This proxy statement and the accompanying form of WHITE proxy card are available at http://viewproxy.com/HampdenBancorp/MHCMutualConversionFundLP/2014/.

Properly executed proxies will be voted in accordance with the directions indicated thereon. If you sign the WHITE proxy card but do not make any specific choices, your proxy will vote your shares as follows:

•	“FOR” the election of our nominees to the board of directors, Messrs. Johnny Guerry and Garold R. Base, and “FOR” the persons who have been nominated by the Company to serve as Directors, other than Mary Ellen Scott and Stanley Kowalski, Jr.

•	“FOR” the ratification of the appointment of Wolf & Company, P.C. as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2015.

•	“AGAINST” the compensation of the Company’s named executive officers, as disclosed in the Company’s proxy statement.

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•	“AGAINST” any proposal by the Company to adjourn the meeting to allow the Company to solicit additional votes.

You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company’s nominees. We are NOT seeking authority to vote for and will NOT exercise any authority for Mary Ellen Scott and Stanley Kowalski, Jr., two of the Company’s three nominees. There is no assurance that any of the candidates who have been nominated by the Company will serve as a director if our nominees are elected.

Rule 14a-4(c)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), governs our use of our discretionary proxy voting authority with respect to a matter that is not known by us a reasonable time before our solicitation of proxies. It provides that if we do not know, a reasonable time before making our solicitation, that a matter is to be presented at the meeting, then we are allowed to use our discretionary voting authority when the proposal is raised at the meeting, without providing any discussion of the matter in this proxy statement. If any other matters are presented at the Annual Meeting for which we may exercise discretionary voting, your proxy will be voted in accordance with the best judgment of the persons named as proxies on the attached proxy card. At the time this Proxy Statement was mailed, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

If any of your shares are held in the name of a brokerage firm, bank, bank nominee or other institution on the record date, only that entity can vote your shares and only upon its receipt of your specific instructions. Accordingly, please contact the person responsible for your account at such entity and instruct that person to execute and return the WHITE proxy card on your behalf. You should also sign, date and mail the voting instruction from your broker or banker sends you when you receive it (or, if applicable, vote by following the instructions supplied to you by your bank or brokerage firm, including voting by telephone or via the internet). Please do this for each account you maintain to ensure that all of your shares are voted.

A large number of banks and brokerage firms are participating in a program that allows eligible stockholders to vote by telephone or via the Internet. If your bank or brokerage firm is participating in the telephone voting program or Internet voting program, then such bank or brokerage firm will provide you with instructions for voting by telephone or the Internet on the voting form. Telephone and Internet voting procedures, if available through your bank or brokerage firm, are designed to authenticate your identity to allow you to give your voting instructions and to confirm that your instructions have been properly recorded. Stockholders voting via the Internet should understand that there might be costs that they must bear associated with electronic access, such as usage charges from Internet access providers and telephone companies. If your bank or brokerage firm does not provide you with a voting form, but instead you receive our WHITE proxy card, then you should mark our proxy card, date it and sign it, and return it in the enclosed postage-paid envelope.

VOTING AND PROXY PROCEDURES

The board of directors of Hampden Bancorp is divided into three classes of directors having staggered terms of three years. If elected, Messrs. Guerry and Base would serve for a three-year term expiring in 2017. Stockholders of Hampden Bancorp are not permitted to cumulate their votes for the election of directors.

The presence, in person or by proxy, of a majority of the shares of Common Stock outstanding entitled to vote at the Annual Meeting will constitute a quorum. Proxies relating to “street name” shares that are voted by brokers on some but not all of the matters before stockholders at the Annual Meeting will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote at the Annual Meeting on those matters as to which authority to vote is not given to the broker (“broker non-votes”). Broker non-votes and abstentions will not affect the outcome of the election of directors, and are not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved.

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At this meeting, proxies relating to “street name” shares will not be voted “for” the election of directors or “for” the Stockholder Proposal unless the stockholder gives instructions on how to vote the stockholder’s shares.

Since we are only proposing two nominees for the board of directors, if our nominees are elected, the Company’s nominee with the highest number of shares voted in such nominee’s favor will also be elected. If Messrs. Guerry and Base are elected, we would obtain minority representation on the Company’s board of directors (namely, only two of ten seats).

The election of Messrs. Guerry and Base requires the affirmative vote of a plurality of the votes present in person or represented by proxy at the Annual Meeting, which means that they will be elected if they are each one of the three nominees receiving the highest number of affirmative votes cast at the Annual Meeting. Assuming the presence of a quorum at the Annual Meeting, all other proposals to be voted on at the Annual Meeting will require the affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting.

WE URGE YOU TO VOTE FOR THE ELECTION OF MESSRS. GUERRY AND BASE AS DIRECTORS OF HAMPDEN BANCORP AND FOR THE STOCKHOLDER PROPOSAL, AS SOON AS POSSIBLE. PROXIES SOLICITED BY THIS PROXY STATEMENT MAY BE EXERCISED ONLY AT THE ANNUAL MEETING (AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF) IN ACCORDANCE WITH YOUR INSTRUCTIONS AND WILL NOT BE USED FOR ANY OTHER MEETING.

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. If you are a record holder, you may revoke your proxy and change your vote by: (1) the timely delivery of a duly executed proxy bearing a later date, (2) providing timely written notice of revocation to the Company’s Corporate Secretary at the Company’s principal executive offices at 19 Harrison Ave., Springfield, Massachusetts 01102, or (3) attending the Annual Meeting and giving oral notice of your intention to vote in person. If you are the beneficial owner of shares held in street name, you may revoke your proxy and change your vote: (1) by submitting new voting instructions to your broker, bank or other nominee in accordance with their voting instructions, or (2) if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares in person, by attending the Annual Meeting, presenting the completed legal proxy to the Company and voting in person. You should be aware that simply attending the Annual Meeting will not in and of itself constitute a revocation of your proxy.

Only holders of record as of the close of business on the Record Date will be entitled to vote at the Annual Meeting. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Annual Meeting even if you sell your shares after the Record Date. Accordingly, it is important that you vote the shares held by you on the Record Date, or grant a proxy to vote such shares, even if you sell such shares after the Record Date.

IMPORTANT: If you wish to support Messrs. Guerry and Base, please sign, date and return only our WHITE proxy card. If you later vote on management’s BLUE proxy (even if it is to withhold authority to vote for management’s nominees), you will revoke your previous vote for Messrs. Guerry and Base. Please discard the Company’s BLUE proxy card.

ALTHOUGH YOU MAY VOTE MORE THAN ONCE, ONLY ONE PROXY WILL BE COUNTED AT THE ANNUAL MEETING, AND THAT WILL BE YOUR LATEST-DATED, VALIDLY EXECUTED PROXY.

If you have already sent a BLUE proxy to management of the Company, you can revoke that proxy by signing, dating and mailing the WHITE proxy card or by voting in person at the Annual Meeting.

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IF YOU SIGN THE WHITE PROXY CARD AND NO MARKING IS MADE, YOU WILL BE DEEMED TO HAVE GIVEN A DIRECTION TO VOTE THE HAMPDEN BANCORP COMMON STOCK REPRESENTED BY THE WHITE PROXY CARD FOR THE ELECTION OF MessRs. Guerry and base and FOR the person who has been nominated by the Company to serve as a Director, other than MARY ELLEN SCOTT and Stanley Kowalski, Jr.; FOR THE RATIFICATION OF WOLF & COMPANY, P.C. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; “AGAINST” THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS; AND “AGAINST” ANY PROPOSAL BY THE COMPANY TO ADJOURN THE ANNUAL MEETING TO ALLOW THE COMPANY TO SOLICIT ADDITIONAL VOTES.

SOLICITATION OF PROXIES; EXPENSES

The entire expense of preparing and mailing this Proxy Statement and any other soliciting material and the total expenditures relating to the solicitation of proxies (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation and litigation) will be borne by MHC Mutual Conversion Fund, L.P. In addition to the use of the mails, proxies may be solicited by MHC Mutual Conversion Fund, L.P., other Participants (as defined below) and/or their employees by telephone, telegram, and personal solicitation, for which no additional compensation will be paid to those persons engaged in such solicitation. Banks, brokerage houses, and other custodians, nominees, and fiduciaries will be requested to forward solicitation material to the beneficial owners of the Common Stock that such institutions hold, and MHC Mutual Conversion Fund, L.P. will reimburse such institutions for their reasonable out-of-pocket expenses.

We have retained Alliance Advisors LLC, a proxy solicitation firm, to assist in the solicitation of proxies at a fee estimated not to exceed $20,000, plus reimbursement of reasonable out-of-pocket expenses and fees related to calls to solicit stockholders. Approximately 25 persons will be utilized by that firm in its solicitation efforts.

We estimate that our total expenditures relating to the solicitation of proxies will be approximately $325,000 (including, without limitation, costs, if any, related to advertising, printing, fees of attorneys, financial advisors, solicitors, accountants, public relations, transportation, and litigation). Total cash expenditures to date relating to this solicitation have been approximately $55,000.

We intend to seek reimbursement from the Company for our actual expenses in connection with this solicitation. If elected, MHC Mutual Conversion Fund, L.P. and its nominees will submit the matter to a vote of the Company’s board of directors. The Company’s board of directors may vote to submit the matter of reimbursement to a vote of the Company’s stockholders. If elected to the Company’s board of directors, Messrs. Guerry and Base intend to vote in favor of reimbursing MHC Mutual Conversion Fund, L.P. and submitting the matter to a vote of the Company’s stockholders. If the matter is submitted to a vote of the Company’s stockholders, we will vote our shares in favor of such reimbursement and will accept the results of such stockholder vote.

CERTAIN INFORMATION REGARDING THE PARTICIPANTS

The participants are MHC Mutual Conversion Fund, L.P., a Texas limited partnership (the “Fund”), Clover Partners, L.P., a Texas limited partnership and the general partner of the Fund (“Clover Partners”), Clover Investments, L.L.C., a Texas limited liability company and the general partner of the Clover Partners (“Clover Investments”), and Michael C. Mewhinney, the principal of Clover Investments, Johnny Guerry and Garold R. Base.

Clover Partners is the general partner of the Fund. Its principal business is investment management. The business address of Clover Partners is 100 Crescent Court, Suite 575, Dallas, TX 75201.

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The principal business of Clover Investments is serving as the general partner of Clover Partners. The business address of Clover Investments is 100 Crescent Court, Suite 575, Dallas, TX 75201.

Michael C. Mewhinney is the managing member of Clover Investments, which is his principal business. His business address is 100 Crescent Court, Suite 575, Dallas, TX 75201.

Johnny Guerry is the portfolio manager of MHC Mutual Conversion Fund, L.P. His business address is 100 Crescent Court, Suite 575, Dallas, TX 75201.

Garold R. Base is the owner and operator of Base & Associates. His business address is 2100 Crown Knoll Ln., Plano, Texas 75093.

Each of the members of MHC Mutual Conversion Fund, L.P. identified in this proxy statement is a participant in the solicitation conducted with this Proxy Statement. Each of them is referred to in this Proxy Statement as a “Participant” and collectively they are the “Participants”.

Appendix A lists certain information regarding ownership of the Common Stock by the Participants and transactions in the Common Stock made by the Participants during the past two years. We beneficially own 513,183 shares of Common Stock, or approximately 9.1% of the outstanding shares of Common Stock. We may change or alter our investment strategy at any time to increase or decrease our holdings in Hampden Bancorp.

No Participant has during the last ten years been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Except as set forth herein, no Participant is now, or within the past year has been, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company (including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies).

There are no material proceedings to which any Participant or any associate of any Participant is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries. Except as described herein, no Participant and no associate of any Participant has any interest in the matters to be voted upon at the Annual Meeting, other than an interest, if any, as a stockholder of the Company.

Except as described herein or in Appendix A, neither any Participant nor any associate of any Participant (1) has engaged in or has a direct or indirect interest in any transaction or series of transactions since the beginning of the Company’s last fiscal year, or in any currently proposed transaction, to which the Company or any of its subsidiaries is a party where the amount involved was in excess of $120,000; (2) has been indebted to the Company or any of its subsidiaries; (3) has borrowed any funds for the purpose of acquiring or holding any securities of the Company, or is presently, or has been within the past year, a party to any contract, arrangement or understanding with any person with respect to either any securities of the Company, any future employment by the Company or its affiliates, or any future transaction to which the Company or any of its affiliates will or may be a party; or (4) is the beneficial or record owner of any securities of the Company or any parent or subsidiary thereof.

We have not paid any compensation to Messrs. Guerry or Base in connection with this proxy solicitation. The entities that control MHC Mutual Conversion Fund, L.P. will generally reimburse or indemnify Messrs. Guerry and Base for any expenses and/or liabilities they may incur in connection with the Annual Meeting. There are no other arrangements or understandings with Messrs. Guerry and Base other than as set forth herein.

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OTHER MATTERS

Rule 14a-5(c) of the Exchange Act permits us to communicate certain information that we are required to provide in this proxy statement by referring to such information in the Company’s proxy statement, eliminating the need for us to provide this information directly in this proxy statement. Specifically, we are relying on disclosure in the Company’s proxy statement to communicate the following information: (1) the security ownership of management and beneficial owners of more than 5% of the Common Stock; (2) the committees of the Company’s board of directors, including the nominating, compensation and audit committees (and information about audit committee financial experts); (3) the meetings of the Company’s board of directors and all committees thereof; (4) the background and qualifications of the nominees of the Company’s board of directors; (5) the Company’s leadership structure and the board’s oversight of risk management; (6) the compensation and remuneration paid and payable to the Company’s directors and management, and other compensation related information, including information related to the advisory vote on the compensation of the Company’s named executive officers and the advisory vote on the frequency of holding an advisory vote on compensation of the Company’s named executive officers; (7) the attendance of members of the Company’s board of directors at the annual meeting; (8) the Company’s policies and procedures for the review, approval or ratification of transactions with related persons; (9) the Company’s director nomination process; (10) the independence of the Company’s directors; (11) stockholder communication with the Company’s board of directors; (12) the deadline for submitting stockholder proposals for inclusion in the Company’s proxy statement for the 2015 annual meeting of stockholders under Rule 14a-8 of the Exchange Act; (13) the date after which a notice of stockholder proposal submitted outside the process of Rule 14a-8 is considered untimely; and (14) the Company’s independent registered public accounting firm and the fees paid to such firm. We have no knowledge of, or responsibility for, the accuracy of the Company’s disclosures in its proxy materials.

ADDITIONAL INFORMATION

The information concerning Hampden Bancorp contained in this proxy statement has been taken from, or is based upon, publicly available information. Although we do not have any information that would indicate that any information contained in this proxy statement concerning Hampden Bancorp is inaccurate or incomplete, we do not take responsibility for the accuracy or completeness of such information.

Hampden Bancorp files annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy any reports, statements or other information that the Company files with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  These SEC filings are also available to the public from commercial document retrieval services and at the Internet website maintained by the SEC at www.sec.gov.

The Participants have filed a Schedule 13D, as amended, with the SEC, the exhibits of which include some of our correspondence with Hampden Bancorp concerning the matters described herein.  These materials may be accessed from the SEC’s website free of charge.

YOUR VOTE IS IMPORTANT

NO MATTER HOW MANY OR HOW FEW SHARES YOU OWN WE ARE SEEKING YOUR SUPPORT. PLEASE VOTE FOR MESSRS. GUERRY AND BASE. ONLY YOUR LATEST DATED PROXY COUNTS. EVEN IF YOU HAVE ALREADY RETURNED A BLUE PROXY TO THE COMPANY’S BOARD OF DIRECTORS, YOU HAVE EVERY LEGAL RIGHT TO REVOKE IT BY RETURNING A WHITE PROXY TO US AS PROVIDED BELOW.

IF YOU ARE A RECORD HOLDER, PLEASE VOTE BY SIGNING, DATING, AND MAILING IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE ENCLOSED WHITE PROXY CARD AS SOON AS POSSIBLE. If your shares are held in “street name” by a broker, nominee, fiduciary or other custodian, follow the directions given by the broker, nominee, fiduciary or other custodian regarding how to instruct them to vote your shares. Your broker, nominee, fiduciary or other custodian may permit you to vote by the Internet or by telephone.

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If you have any questions, require any assistance, or would like to request copies of these documents, please contact Alliance Advisors LLC, proxy solicitors for MHC Mutual Conversion Fund, L.P., at the following address and telephone number:

Alliance Advisors LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, NJ 07003

Shareholders Call Toll Free: 1-877-777-5216

Banks and Brokers Call Collect: 973-873-7700

Please feel free to call or email MHC Mutual Conversion Fund, L.P. at the following:

Johnny Guerry

Clover Partners LP

100 Crescent Court Suite 575

Dallas, Texas 75201

(214) 273 5200

(214) 273 5199 (fax)

JGuerry@cloverpartners.com

Sincerely,

Johnny Guerry

MHC Mutual Conversion Fund, L.P.

October 3, 2014

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Appendix A

Name and Address	Shares Held Beneficially		Percent of Class	Shares Held By Non-Participant Associates
MHC Mutual Conversion Fund, L.P. c/o Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	513,183	*	9.1%	0
Clover Partners, L.P. 100 Crescent Court Suite 575 Dallas, Texas 75201	513,183	*	9.1%	0
Clover Investments, L.L.C. 100 Crescent Court Suite 575 Dallas, Texas 75201	513,183	*	9.1%	0
Michael C. Mewhinney 100 Crescent Court Suite 575 Dallas, Texas 75201	513,183	*	9.1%	0

*	Clover Partners, L.P., in its capacity as investment manager and general partner to MHC Mutual Conversion Fund, L.P., has the power to vote the 513,183 shares of Common Stock and the power to dispose of the 513,183 shares of Common Stock held in the Fund. Clover Investments, L.L.C., in its capacity as general partner of Clover Partners, L.P. and Mr. Mewhinney, as the managing member of Clover Investments, L.L.C., may each be deemed to beneficially own the Common Stock held in MHC Mutual Conversion Fund, L.P.

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In aggregate, the Participants own 515,835 shares of Common Stock of the Company acquired at a cost of $6,163,894. The amount of funds expended by each entity or person is as follows:

Entity:	Shares Held:	Total Cost($):
MHC Mutual Conversion Fund, L.P.	513,183	$7,011,738
Garold R. Base	2,652	$34,469
TOTAL	515,835	$7,046,207

The amount of funds expended by MHC Mutual Conversion Fund, L.P. came from its working capital. The amount of funds expended by Mr. Base came from his available personal capital.

All or part of the shares of Common Stock owned by Participants may from time to time be pledged with one or more banking institutions or brokerage firms as collateral for loans made by such entities to Participants. Such loans, if any, generally bear interest at a rate based upon the federal funds rate plus a margin. Such indebtedness, if any, may be refinanced with other banks or broker-dealers. As of the date of this filing, no Participant has margin or other loans outstanding secured by Common Stock.

No Participant is required to file reports under Section 16 of the Exchange Act, with respect to the Common Stock.

Transactions In Stock of the Company

During the past two years, the following Common Stock transactions were made by the Participants.

MHC Mutual Conversion Fund, L.P.

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Transaction Date	Number of Shares Purchased
May 11, 2011	9,560
May 18, 2011	3,300
October 24, 2011	520
January 24, 2012	22,600
May 3, 2012	10,000
May 21, 2012	33,200
May 22, 2012	22,966
May 23, 2012	25,949
May 24, 2012	26,166
June 12, 2012	15,233
June 19, 2012	21,000
August 16, 2012	175,000
September 6, 2012	3,445

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December 11, 2012	3,000
December 12, 2012	4,133
December 14, 2012	2,600
December 31, 2012	100
July 16, 2013	664
July 17, 2013	1,000
July 19, 2013	900
August 12, 2013	6,180
September 3, 2013	13,514
September 4, 2013	24,627
September 9, 2013	1,485
September 10, 2013	25,000
September 11, 2013	173
September 12, 2013	3,786
September 19, 2013	28
September 20, 2013	200
September 26, 2013	1,457
September 27, 2013	1,914
October 1, 2013	1,000

October 10, 2013	500
November 8, 2013	9,121
November 12, 2013	200
November 14, 2013	1,000
November 20, 2013	4,141
November 25, 2013	10,000
November 25, 2013	10,000
November 26, 2013	461
December 3, 2013	100
December 5, 2013	700
December 9, 2013	3,000

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December 10, 2013	2,000
December 13, 2013	7,000
December 18, 2013	2,300
December 19, 2013	1,200
December 20, 2013	600
December 23, 2013	500
December 26, 2013	700

Garold R. Base

Transaction Date	Number of Shares Purchased
August 16, 2012	500
August 23, 2012	300
October 25, 2012	500
November 6, 2012	195
November 7, 2012	1,157

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PROXY

THIS PROXY IS SOLICITED BY MHC MUTUAL CONVERSION FUND, L.P. IN OPPOSITION TO THE BOARD OF DIRECTORS OF HAMPDEN BANCORP, INC.

THIS SOLICITATION IS NOT BEING MADE BY THE BOARD OF DIRECTORS OF HAMPDEN BANCORP, INC.

2014 ANNUAL MEETING OF STOCKHOLDERS

The undersigned hereby appoints Johnny Guerry and Mike Shafir, and each of them, attorneys and agents with full power of substitution, as Proxy for the undersigned, to vote all shares of common stock, par value $.01 per share, of Hampden Bancorp, Inc. (“Hampden Bancorp” or the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Sheraton Springfield Monarch Place Hotel, One Monarch Place, Springfield, Massachusetts 01144 on November 4, 2014 at 10:00 a.m., Eastern Time, or any adjournments or postponements thereof and at any meeting called in lieu thereof (the “Annual Meeting”).

This proxy, when properly executed will be voted in the manner directed herein by the undersigned stockholder. Unless otherwise specified, this proxy will be voted “FOR” the election of MHC Mutual Conversion Fund, L.P.’s Nominees as Director and the Company Nominees as noted below; “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm; “AGAINST” the compensation of the Company’s named executive officers; and “AGAINST” any proposal by the Company to adjourn the Annual Meeting to allow the Company to solicit additional votes. This proxy revokes all prior proxies given by the undersigned.

MHC Mutual Conversion Fund, L.P. recommends that you vote “FOR” the election of MHC Mutual Conversion Fund, L.P.’s Nominees Johnny Guerry and Garold R. Base as Directors and the Company Nominees as noted below; “FOR” the ratification of the appointment of Wolf & Company, P.C. as the Company’s independent registered public accounting firm; “AGAINST” the compensation of the Company’s named executive officers; and “AGAINST” any proposal by the Company to adjourn the Annual Meeting to allow the Company to solicit additional votes.

1.	ELECTION OF DIRECTORS- To elect Messrs. Johnny Guerry and Garold R. Base.

☐ FOR ALL (except as marked)	☐ WITHHOLD ALL

Instruction: To withhold authority to vote for any individual nominee nominated by MHC Mutual Conversion Fund, L.P., write the nominee’s name below:

MHC Mutual Conversion Fund, L.P. intends to use this proxy to vote for the persons who have been nominated by the Company to serve as Director, other than the Company nominees noted below. There is no assurance that any of the candidates who have been nominated by the Company will serve as a Director if MHC Mutual Conversion Fund, L.P.’s nominees are elected. You should refer to the Company’s proxy statement and form of proxy distributed by the Company for the names, backgrounds, qualifications and other information concerning the Company’s nominees. MHC Mutual Conversion Fund, L.P. is NOT seeking authority to vote for and will NOT exercise any authority for Mary Ellen Scott and Stanley Kowalski, Jr., two of the Company’s three nominees.

Instruction: To withhold authority to vote for any individual nominee nominated by the Company, write the nominee’s name below:

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2.	RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, p.c. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR HAMPDEN BANCORP, INC. FOR THE YEAR ENDING JUNE 30, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	APPROVAL OF any proposal by the company to adjourn the annual meeting to allow the company to solicit additional votes.

☐ FOR	☐ AGAINST	☐ ABSTAIN

IMPORTANT: PLEASE SIGN AND DATE ON THE REVERSE SIDE.

In his discretion, each Proxy is authorized to vote upon such other business that may properly come before the Annual Meeting and any and all adjournments or postponements thereof, as provided in the proxy statement provided herewith.

Dated:

Signature:

Signature (if held jointly):

Title:

Please sign exactly as your name(s) appear on the proxy card(s) previously sent to you. When shares are held by joint tenants, both should sign. When signing as an attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporation name by the President or other duly authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy card votes all shares held in all capacities.

PLEASE SIGN, DATE, AND MAIL THIS PROXY CARD TODAY

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on November 4, 2014.  This proxy statement and the accompanying form of WHITE proxy card are available at http://viewproxy.com/HampdenBancorp/MHCMutualConversionFundLP/2014/.

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EMPLOYEE STOCK OWNERSHIP PLAN VOTE AUTHORIZATION FORM

I understand that First Bankers Trust Services, Inc., the Trustee, is the holder of record and custodian of all shares of Hampden Bancorp, Inc. (the “Company”) common stock allocated to me under the Hampden Bank Employee Stock Ownership Plan. Further, I understand that my voting instructions are solicited on behalf of the Company’s Board of Directors for the Annual Meeting of Stockholders to be held on November 4, 2014.

Accordingly, please vote my shares as follows.

1.	ELECTION OF DIRECTORS- To elect Messrs. Johnny Guerry and Garold R. Base.

☐ FOR	☐ WITHHOLD

I understand MHC Mutual Conversion Fund, L.P. will vote for the persons who have been nominated by the Company to serve as Director, other than the Company nominees noted below. I understand that there is no assurance that any of the candidates who have been nominated by the Company will serve as a Director if MHC Mutual Conversion Fund, L.P.’s nominees are elected. I understand the Company’s proxy statement and form of proxy distributed by the Company contain the names, backgrounds, qualifications and other information concerning the Company’s nominees. I understand that MHC Mutual Conversion Fund, L.P. is NOT seeking authority to vote for and will NOT exercise any authority for Mary Ellen Scott and Stanley Kowalski, Jr., two of the Company’s three nominees.

Note: If you do not wish for your shares to be voted “FOR” the persons who have been nominated by the Company to serve as Director, other than Mary Ellen Scott and Stanley Kowalski, Jr., write the name of the Company nominees in the following space below:

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2.	RATIFICATION OF THE APPOINTMENT OF WOLF & COMPANY, p.c. AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR HAMPDEN BANCORP, INC. FOR THE YEAR ENDING JUNE 30, 2015.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	APPROVAL OF any proposal by the company to adjourn the annual meeting to allow the company to solicit additional votes.

☐ FOR	☐ AGAINST	☐ ABSTAIN

The Trustee is hereby authorized to vote any shares allocated to me as indicated above.

Dated:

Signature:

Signature (if held jointly):

Title:

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